Exhibit 99.1

Rockwell Medical Announces Third Quarter 2023 Results

•	Net sales for the third quarter of 2023 were $23.8 million, including concentrates product sales of $21.6 million, both of which were the highest sales generated to-date for the Company.

•	Gross profit for the third quarter of 2023 increased 183% over the same period in 2022. Gross margin for the third quarter of 2023 was 9%, an increase from 4% for the same period in 2022.

•	Operating loss for the third quarter of 2023 was $1.7 million, a 41% improvement over the second quarter of 2023 and a 53% improvement over the same period in 2022.

•	Rockwell Medical reiterates projected 2023 net sales to be between $82.0 million and $86.0 million, an increase of 17% to 18% year-over-year, and projected 2023 gross profit to between $8.0 million and $10.0 million, an increase of 95% to 144% year-over-year.

•	Rockwell Medical expects to achieve profitability on an adjusted EBITDA basis in the fourth quarter of 2023.

Wixom, Michigan, November 14, 2023 – Rockwell Medical, Inc. (the "Company") (Nasdaq: RMTI), a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products to dialysis providers worldwide, today announced financial and operational results for the three months ended September 30, 2023.

"Since we started implementing our new focused business strategy a little over a year ago, we have successfully completed two acquisitions, aligned our cost structure, and are on track to meet our revenue and profitability expectations for this year," said Mark Strobeck, Ph.D., Rockwell Medical’s President and CEO. "During the third quarter of 2023, Rockwell Medical became the leading supplier of liquid bicarbonate hemodialysis concentrates in the United States and now services approximately one-third of all purchasing facilities, including outpatient dialysis clinics and hospitals. Additionally, Rockwell Medical continues to evaluate potential business development opportunities that could continue to strengthen our existing hemodialysis concentrates business and potentially enable Rockwell Medical to expand into new product categories and markets."

Third Quarter 2023 Operating Highlights

•	Rockwell Medical completed its second acquisition during the third quarter of 2023, acquiring the hemodialysis concentrates assets from Evoqua Water Technologies. Evoqua's operations are fully automated and afford Rockwell Medical the potential to manufacture its hemodialysis concentrates products at a lower cost and add significant capacity to the Company's production line. By assuming responsibility for Evoqua’s concentrates customer contracts, Rockwell Medical has further expanded its footprint in the United States and assumed a larger share of the already growing hemodialysis concentrates market. Additionally, the Company is now the leading supplier of liquid bicarbonate products to dialysis centers in the United States.

•	Rockwell Medical entered into an amended and restated products purchase agreement with its largest customer. Under the agreement, Rockwell Medical and the customer agreed to an increase in product pricing, effective September 1, 2023 and continuing until December 31, 2024, and a one-time payment to Rockwell Medical on or after December 1, 2023. The customer has the option to further extend the term through December 31, 2025. In the event of such an extension, product pricing will be increased for the extended term.

•	Rockwell Medical entered into several three-year product purchase agreements with new and existing customers including Centers for Dialysis Care, Houston Methodist, and Sanderling Renal Services.

•	Rockwell Medical appointed Joan Lau, Ph.D. to the Company's Board of Directors. Dr. Lau has more than 20 years’ experience in executive leadership of R&D focused biopharma as an entrepreneur scientist, CEO, operator, investor, and board member of public and private biopharmaceutical companies.

•	Rockwell Medical named Jesse Neri as Senior Vice President, Finance. Mr. Neri has more than 20 years’ experience leading finance functions at both public and private companies.

Third Quarter 2023 Financial Highlights

•	Net sales for the three months ended September 30, 2023 were $23.8 million, representing a 31% increase over the second quarter of 2023 and a 27% increase over $18.7 million for the same period in 2022. Concentrates product sales for the three months ended September 30, 2023 were $21.6 million, the highest quarterly concentrates product sales generated to-date for the Company. Net sales for the nine months ended September 30, 2023 were $61.5 million, representing a 15% increase over the same period in 2022.

•	Gross profit for the three months ended September 30, 2023 was $2.2 million, representing an increase of $1.2 million over the second quarter of 2023 and a 183% increase over the same period in 2022. Gross profit for the nine months ended September 30, 2023 was $5.8 million, representing a 236% increase over the same period in 2022.

•	Gross margin for the three months ended September 30, 2023 was 9%, representing an increase from 6% in the second quarter of 2023 and 4% for the same period in 2022. Gross margin for the nine months ended September 30, 2023 was 9%, compared with 3% for the same period in 2022.

•	Rockwell Medical undertook workforce and cost reductions as part of its continued business restructuring. Operating loss for the three months ended September 30, 2023 was $1.7 million, representing a 53% decrease from an operating loss of $3.7 million for the same period in 2022. Operating loss for the nine months ended September 30, 2023 was $6.1 million, representing a 59% decrease from an operating loss of $14.8 million for the same period in 2022.

•	Cash and cash equivalents and investments available-for-sale at September 30, 2023 was $11.7 million compared to cash and cash equivalents and investments available-for-sale of $14.9 million at June 30, 2023. The decrease in cash for the third quarter of 2023 included a $0.5 million principal payment to reduce the Company's outstanding debt and a $4 million increase in the Company's accounts receivable primarily related to the Evoqua asset acquisition. The Company anticipates collection of these receivables in the fourth quarter of 2023.

•	Rockwell Medical's outstanding debt at the end of the third quarter of 2023 was $9.5 million. The Company projects its outstanding debt at year-end 2023 will be $8.0 million.

Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2023	2022	2023	2022
Net Sales	$23,771	$18,691	$61,519	$53,497

Gross Profit	2,202	777	5,834	1,737

Net Loss	(1,872)	(4,189)	(6,927)	(16,318)

Adjusted EBITDA*	(1,347)	(3,208)	(4,581)	(13,237)

Basic and Diluted Net Loss per Share **	$(0.07)	$(0.23)	$(0.32)	$(1.26)

* See reconciliation to GAAP financial measures in the tables below.

** See Note 3 for more details related to Basic and Diluted Weighted Average Shares Outstanding on Form 10-Q filed November 14, 2023.

2023 GUIDANCE

The Company expects net sales for 2023 to be between $82.0 million and $86.0 million, which represents an increase of 17% to 18% year-over-year. The Company expects gross profit for 2023 to be between $8.0 million and $10.0 million, which represents an increase of 95% to 144% year-over-year. Since Rockwell Medical announced its updated business strategy in November 2022, the Company provided guidance that it expected to achieve profitability in 2024. Rockwell Medical now expects to be profitable on an adjusted EBITDA basis in the fourth quarter of 2023.

CONFERENCE CALL AND WEBCAST DETAILS

Date: Tuesday, November 14, 2023

Time: 8:00am ET

Live Number: (888) 660-6347 // (International) 1 (929) 201-6594

Conference Call ID: 4944610

Webcast and Replay: www.RockwellMed.com/Results

Speakers:

•	Mark Strobeck, Ph.D. — President and Chief Executive Officer; and
•	Jesse Neri — SVP, Finance.

Format: Discussion of third quarter 2023 operational and financial results followed by Q&A.

Non-GAAP Financial Measures

To supplement Rockwell Medical’s unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheets, which are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), this press release also includes references to Adjusted EBITDA, a non-GAAP financial measure that is defined as net income (loss) before net interest income (expense), net other income (expense), income tax expenses (benefit), depreciation and amortization, impairment charges, stock-based compensation expense, and other items that are considered unusual or not representative of underlying trends of our business, including but not limited to one-time severance costs, deferred revenue and inventory reserve amounts, if applicable for the periods presented. The Company has provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to Adjusted EBITDA at the end of this press release.

Adjusted EBITDA is a key measure used by Rockwell Medical to understand and evaluate operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operating plans. The Company provides Adjusted EBITDA because it believes the metric is helpful in highlighting trends in its operating results because it excludes items that are not indicative of Rockwell Medical’s core operating performance. In particular, the Company believes that the exclusion of the items eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of Rockwell Medical’s business.

Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. Other companies, including companies in the same industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA as a tool for comparison. There are a number of limitations related to the use of these non-GAAP financial measures rather than net loss, which is the most directly comparable financial measure calculated in accordance with GAAP. When evaluating the Company’s performance, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and other GAAP results. Adjusted EBITDA is our best proxy for cash burn.

About Rockwell Medical

Rockwell Medical, Inc. (Nasdaq: RMTI) is a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products for dialysis providers worldwide. Rockwell Medical's mission is to provide dialysis clinics and the patients they serve with the highest quality products supported by the best customer service in the industry. Rockwell is focused on innovative, long-term growth strategies that enhance its products, its processes, and its people, enabling the Company to deliver exceptional value to the healthcare system and provide a positive impact on the lives of hemodialysis patients. Hemodialysis is the most common form of end-stage kidney disease treatment and is usually performed at freestanding outpatient dialysis centers, at hospital-based outpatient centers, at skilled nursing facilities, or in a patient’s home. Rockwell Medical's products are vital to vulnerable patients with end-stage kidney disease, and the Company is relentless in providing unmatched reliability and customer service. Rockwell Medical is the second largest supplier of acid and bicarbonate concentrates for dialysis patients in the United States and has the vision of becoming the leading global supplier of hemodialysis concentrates. Certified as a Great Place to Work® in 2023, Rockwell Medical is Driven to Deliver Life-Sustaining Dialysis SolutionsTM. For more information, visit www.RockwellMed.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as, "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "could," "can," "would," "develop," "plan," "potential," "predict," "forecast," "project," "intend," "look forward to," "remain confident," “guidance,” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. There can be no assurance that Rockwell Medical will be profitable in the fourth quarter of 2023, will achieve its expected net sales or gross profit for the full year 2023, or that the hemodialysis concentrates market will continue to grow and that Rockwell Medical will grow its market share. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Rockwell Medical's SEC filings), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include but are not limited to those risks more fully discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, as such description may be amended or updated in any subsequent reports filed with the SEC. Rockwell Medical expressly disclaims any obligation to update our forward-looking statements, except as may be required by law.

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CONTACT:

Heather R. Hunter

SVP, Chief Corporate Affairs Officer

(248) 432-1362

IR@RockwellMed.com

Financial Tables Follow

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ROCKWELL MEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Cash, Cash Equivalents & Investments available-for-sale	$11,730	$21,492
Total Assets	$52,607	$46,635
Total Liabilities	$31,088	$32,529
Total Stockholders’ Equity	$21,519	$14,106

Common Stock Outstanding	28,489,663	12,163,673
Common stock and common stock equivalents*	35,554,361	31,356,373

*Common stock and common stock equivalents:
Common stock	28,489,663	12,163,673
Common stock warrants (pre-funded)	-	6,300,000
Common stock and pre-funded stock warrants	28,489,663	18,463,673
Preferred stock converted	1,363,636	1,363,636
Options to purchase common stock	1,367,493	1,206,905
Restricted stock awards	891	891
Restricted stock units	287,400	125,000
Common stock warrants	4,045,278	10,196,268
Total common stock and common stock equivalents	35,554,361	31,356,373

ROCKWELL MEDICAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Net Sales	$23,771	$18,691	$61,519	$53,497
Cost of Sales	21,569	17,914	55,685	51,760
Gross Profit (Loss)	2,202	777	5,834	1,737
Research and Product Development	495	469	939	2,963
Selling and Marketing	556	762	1,584	1,743
General and Administrative	2,889	3,253	9,434	11,845
Operating Loss	(1,737)	(3,707)	(6,123)	(14,814)

Other (Expense) Income
Realized Gain on Investments	220	-	220	4
Interest Expense	(410)	(476)	(1,193)	(1,497)
Interest Income	56	(6)	169	(10)
Total Other Expense	(134)	(482)	(804)	(1,503)

Net Loss	$(1,872)	$(4,189)	$(6,927)	$(16,318)

Basic and Diluted Net Loss per Share	$(0.07)	$(0.23)	$(0.32)	$(1.26)
Basic and Diluted Weighted Average Shares Outstanding	27,521,088	18,463,673	21,526,978	12,902,890

Reconciliation to GAAP Financial Measures

Adjusted EBITDA

	Three Months Ended September 30		Nine Months Ended September 30
(in thousands)	2023	2022	2023	2022
Net Loss	$(1,872)	$(4,189)	$(6,927)	$(16,318)
Income taxes	—	—	—	—
Interest expense, net	318	382	921	1,219
Depreciation and amortization	518	234	1,030	696

EBITDA	(1,036)	(3,573)	(4,976)	(14,403)

One time severance costs	576	188	777	1,072
Stock-based compensation	212	177	717	94
Wanbang deferred revenue	(2,197)	-	(2,197)	-
Wanbang inventory reserve	1,098	-	1,098	-
Adjusted EBITDA	$(1,347)	$(3,208)	$(4,581)	$(13,237)